Brian F. Leaf	Exhibit 5.1
T: 703 456-8053
bleaf@cooley.com

July 26, 2023
Iridium Communications Inc.
1750 Tysons Boulevard, Suite 1400
McLean, Virginia 22102

Ladies and Gentlemen:

You have requested our opinion, as counsel to Iridium Communications Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to an additional 7,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s Amended and Restated 2015 Equity Incentive Plan (the “Amended 2015 Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Amended 2015 Plan and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Amended 2015 Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190-5640 T: (703) 456-8000 F: (703) 456-8100 www.cooley.com

Iridium Communications Inc.
July 26, 2023
Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By: /s/ Brian F. Leaf
Brian F. Leaf
One Freedom Square, Reston Town Center, 11951 Freedom Drive, Reston, VA 20190-5640 T: (703) 456-8000 F: (703) 456-8100 www.cooley.com